Twelve months ended
                                                 March 31,
                                      1999         1999         1998
                                   ----------   ----------   ----------
Net income as reported . . . . .   $4,700,000   $3,930,000   $3,189,000
                                   ==========   ==========   ==========


BASIC:
    Weighted average number of
      common shares outstanding.    4,812,610    4,868,376    4,841,775
                                   ==========   ==========   ==========
  Basic earnings per share. . .         $0.98        $0.81        $0.66
                                   ==========   ==========   ==========

DILUTED:
  Common and common equivalent shares
  outstanding:
    Weighted average number of
      common shares outstanding.    4,812,610    4,868,376    4,841,775
    Common stock equivalents
      from options computed on
      the treasury-stock method
      using the average fair
      market value of common
      stock during the period. .      307,637      169,304      242,406
                                   ----------   ----------   ----------
    Shares used in the
      computation. . . . . . . .    5,120,247    5,037,680    5,084,181
                                   ==========   ==========   ==========


 Diluted earnings per share. . .        $0.92        $0.78        $0.63
                                   ==========   ==========   ==========